Monday, April 28, 2008

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
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FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES FIRST QUARTER 2008 EARNINGS

Lakeville, Connecticut, April 28, 2008/PRNewswire....Salisbury Bancorp, Inc.
(the "Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the first quarter of 2008 totaled $1,080,934 which represents earnings per average share outstanding of $.64. This compares to net income of $934,243 or $.55 per average share outstanding for the first quarter of 2007. Total interest income increased 3.6% while total interest expense decreased 2% during the period. Noninterest income increased 27.4%. The Trust and Wealth Advisory Services division contributed $600,000, which is an increase of 13.2% over the previous period. Income from gains in securities transactions increased to $317,970 from $117,064 the previous period. Noninterest expense increased 10%, primarily the result of growth and new marketing strategies.

Chairman and Chief Executive Officer John F. Perotti commented, "I am pleased to report continuing growth and profitability from our core business initiatives. Total net loans, including loans held-for-sale, have increased by 12.2% to $276,220,839. Non-performing assets totaled .22% of total assets and net charge-offs totaled less than $1,000 for the period ended March 31, 2008. The portfolio does not include any sub-prime loans and the allowance for loan losses is .91% of total loans outstanding. Total deposits have increased 10.4% to $336,595,446. Total assets have increased 9.7% to $472,794,810."

Mr. Perotti further commented, "The Bank's investment portfolio has increased to $148,233,807 and continues to be of very high quality providing good monthly cash flow and a return that places the bank in the top quartile of Connecticut banks. The portfolio has no sub-prime collateral or collateralized debt obligations in any of its securities. We continue to only originate loans and purchase investments for our portfolio which we are comfortable holding on our balance sheet from a safety and quality perspective."

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


                                                           Quarter Ended
                                                             March 31,

                                                        2008             2007
                                                            (unaudited)

Total interest and dividend
   income                                            $6,667,897       $6,437,016
Total interest expense                                3,008,390        3,070,603
Total net interest and dividend
  income                                              3,659,507        3,366,413
Provision for loan loss                                  60,000                0
Trust and wealth advisory services                      600,000          530,000
Gains on sales of available-for-sale
   securities, net                                      317,970          117,064
Other noninterest income                                514,681          477,327
Other noninterest expense                             3,649,996        3,319,467
Income before income taxes                            1,382,162        1,171,337
Income tax expense                                      301,228          237,094
Net income                                           $1,080,934       $  934,243
Earnings per average outstanding
   share                                             $      .64       $      .55


Previously, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.28 per common share outstanding. This compares to a $.27 per share cash dividend that was declared during the first quarter of 2007. The $.28 per share dividend is payable on April 28, 2008 to shareholders of record as of March 28, 2008.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $470 million and capital in excess of $44 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts, and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore,
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actual future results may differ significantly from results discussed in the forward looking statements.


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